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                                                                    EXHIBIT 99.1
[GENCORP LOGO]


                                                              Rosemary B. Younts
                                                          Sr. VP, Communications
                                                                  (916) 351-8650
                                                                  (916) 804-7820
NEWS RELEASE

                                                                      Terry Hall
                                                                     Sr. VP, CFO
                                                                   (202)828-6800

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                          AEROJET, PRATT & WHITNEY END
                          ----------------------------
                      PROPULSION JOINT VENTURE DISCUSSIONS
                      ------------------------------------

         SACRAMENTO, CA, NOVEMBER 10, 2000 - GenCorp (NYSE: GY) today announced that its aerospace and defense segment, Aerojet, and Pratt & Whitney, a unit of United Technologies Corporation, have ended negotiations to form a new joint venture space propulsion company. Under the previously announced proposal, Aerojet's propulsion programs would have moved from Sacramento to facilities operated by Pratt & Whitney as majority owner.

         "After completing a detailed evaluation of this complex transaction, both companies have mutually concluded that we can not achieve the cost benefits required for shareholders and customers," said GenCorp Chairman and CEO Bob Wolfe. "Aerojet and Pratt & Whitney will continue to explore opportunities for cooperation on selected programs."

         "GenCorp continues to believe that consolidation is necessary in the propulsion industry. We will continue our efforts to be a leading participant, working on other more attractive and preferable alternatives, including acquisitions that complement our existing core competencies and propulsion business base, or that move us into related markets - whichever add the greatest value to shareholders," Wolfe added.

         Continued operation or growth of the propulsion business in Sacramento does not impact the Company's strategy to carve out and develop significant portions of property that have never been used for operations. "The development plans for property in Sacramento, which will contribute significantly to the economic vitality of this region, remain a top GenCorp priority," Wolfe said.

         GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemicals and automotive industries. For more information visit the Company's web site at http://www.GenCorp.com.